Exhibit 99.1

Edge Petroleum Announces 2006 Capital Budget, Initiates 2006 Guidance and
Updates Its Operating Activity

          HOUSTON, Dec. 12 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation (Nasdaq: EPEX) announced today that its Board of Director’s has approved an initial capital expenditure program for 2006 of approximately $110 million. This represents a pre-acquisition increase of about 15% over 2005.  Edge expects to fund this program entirely from internally generated cash flow while at the same time reducing its estimated year-end 2006 debt to capital ratio to a range of 20% to 25%.

          John Elias, Edge’s Chairman, President and CEO, commented on the 2006 capital budget by noting, “As in 2005, Edge is positioned to execute all aspects of its corporate strategy, operationally and financially, in 2006.  We believe our program for 2006 will allow us to rapidly exploit a full range of opportunities in our core areas, continue our investments for future growth and retain our financial flexibility.  In addition to executing the largest drilling program in our history, the 2006 program has an increased emphasis on the interpretation and acquisition of seismic data over more than 85,000 net undeveloped acres, primarily in South Texas, which we have acquired control of in 2005 and continued leasing activity in plays and prospects which have been identified by our teams.  Our core areas have considerable growth potential and can be the mainstay of our focus for years to come.  In particular, we have made great strides in building our long-term position in south Texas. Although potentially significant, neither our approved program nor our contingent capital program of over 35 additional wells have any significant activity planned for our shale gas plays beyond the initial pilots in 2006. We have planned our program with a hard look at the availability of both the personnel and equipment it takes to efficiently operate and execute within our industry and the economy as a whole.  As always, we will maintain our flexibility to adapt to the changing environment.”

          Approximately $78 million of Edge’s 2006 capital program is related to the drilling of 60 to 65 wells (35 to 38 net) and other well activity such as recompletions and workovers.  The expected average working interest is 58%, up from 55% a year ago.  Approximately $22 million of the program is related to land and seismic activity.  In addition to this planned capital program, Edge has a contingent capital expenditure program which currently consists of the drilling of an additional 35 to 40 wells.  These wells, and related activities, could require an additional capital expenditure of $35 to $40 million.  Edge does not budget for acquisitions.

          Updating recent operating activities, John O. Tugwell, Edge’s Executive Vice President and Chief Operating Officer, reported, “To date we have drilled 59 wells with a 95% success rate.  We currently have seven rigs drilling and expect to log another three to five wells before the end of the year.  Ten wells are currently in various stages of completion.  We have modestly reduced our production forecast for the fourth quarter to reflect several factors. First, the time required to complete and hook-up many of our wells is greater than we had anticipated.  Second, we have experienced several mechanical problems this quarter that have temporarily hurt our production stream including the unusual circumstance of a recent, new Queen City well which came on at a higher than expected rate and knocked several existing wells on the same gathering system off line.  We are making facility changes to alleviate that problem.  Finally, we have had a few recently completed wells with performance below our initial expectations.  We are currently estimating a year end exit rate of about 56 to 58 MMcfe per day.”

          The cash flow forecast to fund Edge’s planned 2006 activities is driven by the combination of our expected increase in production volumes to a range of 20 to 22 Bcfe and average natural gas and oil prices of $7.50 per Mcf and $45 per barrel, respectively.  The increased production volumes are expected to come as a result of the record 2005 capital expenditure program, the recently completed Chapman Ranch acquisition and the expected results from the 2006 program.  This projected 2006 production represents about a 26% growth over expected 2005 production, based upon the mid-point of the ranges in our guidance.

          Michael G. Long, Edge’s Executive Vice President and Chief Financial Officer, commented on both the 2006 budget and guidance, noting “Edge has planned for an initial, pre-acquisition capital budget that is the largest in our history.  It is based upon a forecast for record levels of production and a conservative commodity price forecast.  In addition to our proposed program, we have a large and growing backlog of opportunities which can add to our program as the year progresses based upon available cash, drilling success and the availability of both personnel and services to execute the desired activity.  Our initial guidance for 2006 reflects a hard look at the environment we expect to face in 2006.  We are confident in our ability to execute our plan, both operationally and financially, and excited about all of the opportunities we believe exist in our program.”

          Edge’s guidance for 2006 is initiated below, along with an update for 2005.

Production, Bcfe % Gas	2006 20-22 82%	2005 16.6 to 16.8 77%

Operating Cost Structure, $ per Mcfe
Lease Operating Expense	$ 0.50 to $0.55	$ 0.52 to $0.57
Product and Ad Valoreum Taxes	$ 0.45 to $0.50	$ 0.54 to $0.59
Cash G&A	$ 0.50 to $0.55	$ 0.58 to $0.63
Interest	$ 0.12 to $0.13	$ 0.04 to $0.07

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Statements regarding production, all forecasts for 2005 and 2006, including production, production replacement, acquisition of new leases and 3-D seismic, timing of future wells, growth in operational activities, conservative commodity prices and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, results of acquisitions and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
           -0-                                                            12/12/2005
           /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
           /Web site:  http://www.edgepet.com /
           (EPEX)